Exhibit (e)(9)

AMENDMENT 8

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 30, 2025:

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	BBH Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		BBH Trust

By:	/s/ Stephen Kyllo	By:	/s/ Deniel Greifenkamp
Name:	Stephen Kyllo	Name:	Daniel Greifenkamp
Title:	SVP & Director	Title:	President

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	APPENDIX A to EXHIBIT 1 of the Existing Agreement is deleted in its entirety and replaced with the following:

APPENDIX A

LIST OF PORTFOLIOS

Effective as of September , 20251

Open-End Mutual Funds

BBH Income Fund

BBH Intermediate Municipal Bond Fund

BBH Limited Duration Fund

BBH Partner Fund-International Equity

BBH Select Series-Large Cap Fund

BBH Select Series-Mid Cap Fund

BBH U.S. Government Money Market Fund

Exchange-Traded Funds

BBH Select Large Cap ETF

BBH Select Mid Cap ETF

2.	The following APPENDIX B-1 shall be added to the Existing Agreement:

APPENDIX B-1

SERVICES

With respect to the Exchange-Traded Funds (“ETFs”) set forth in Appendix A, ALPS provides the following:

ETF Distributor

•	Act as legal principal underwriter and distributor
•	Maintain and supervise Financial Industry Regulatory Authority, Inc. (“FINRA”) registrations for licensed individuals
o	Coordinate Continuing Education requirements
o	Administer and maintain required filings/licenses with FINRA
•	Provide investment company advertising and sales literature review, approval and record maintenance. Online submission, review/approval, and real-time status updates through the ALPS Advertising Review Portal
o	File required materials with FINRA
o	Provide advertising regulatory and disclosure guidance
•	Prepare, update, execute & maintain Authorized Participant Agreements
○	Online access provided through SS&C Portal

[1]	This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.

•	Support Authorized Participant relations
o	Consult and support the Trust’s distribution model and strategy

Authorized Participant Due Diligence and Oversight Services

•	Review each Authorized Participant in accordance with SS&C Authorized Participant Oversight Program
•	Deliver quarterly reporting detailing due diligence activity associated with the Trust’s network, including risk ratings of each Authorized Participant firm

Distribution ETF Operations and Authorized Participant Agreement Process

•	ALPS acts as the distributor with respect to the issuance, redemption and distribution of creation units

•	Monitor creation and/or redemption orders in accordance with the terms of the prospectus, the Authorized Participant Agreement and ALPS’ policies and procedures to ensure orders are received in good form

•	Troubleshoot order processing issues in real-time in coordination with Fund personnel and respective parties, including the Transfer Agent and Authorized Participant

•	Assist in the processing, issuance and acceptance of manual orders for creation and redemption units dependent on the platform and Trust

•	Coordinate with all parties including the Transfer Agent, Custodian, Trust, Sponsor, ETF administrator and Authorized Participant, in order to establish the unit order taking protocol and guidelines associated with Authorized Participant Agreements, as well as any additions or deletions to the ETFs listed under the Trust and/or changes to the order-window cut-off times

•	Prospectus fulfilment electronically to established Authorized Participants under the Trust

•	Collaborate with capital markets team on any notices regarding changes to fees, order window cut-off time changes, holidays and/or halts in orders acceptance

•	Creation/redemption order activity reporting quarterly as part of the Distributor’s scorecard

•	Negotiate and coordinate the execution of Authorized Participant Agreements in conjunction with the Trust’s capital markets personnel to establish necessary Authorized Participant Agreements

•	Maintain virtual library of all Authorized Participant Agreements and supporting documents which can be accessed via ALPS’ client portal under distributor/selling agreements, which provides e-mail notifications when Authorized Participant Agreements are completed

•	Prior to SEC submission, conduct review of registration statement filings (“Offering Documents”) for new ETFs listed under the Trust as it relates to the Distributor and creation/redemption order procedures

EXCHANGE-TRADED FUND SERVICES

(a)       The Trust grants to ALPS the exclusive right to receive all orders for purchases of Creation Units of each Fund from Authorized Participants which have entered into an Authorized Participant Agreement with ALPS, and accepted by the Transfer Agent, in accordance with the Offering Documents and to transmit such orders to the Trust in accordance with the Offering Documents; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the Offering Documents. The Trust acknowledges that ALPS shall not be obligated to accept any certain number of orders for Creation Units.

(b)       ALPS agrees to: (i) act as agent of the Trust with respect to the continuous distribution of Creation Units of the Trust as set forth in the Offering Documents and in accordance with the provisions thereof; (ii) generate and transmit confirmations of Creation Unit purchase order acceptances to the Authorized Participants; (iii) deliver copies of the prospectus to Authorized Participants of such Creation Units and upon request the statement of additional information; and (iv) maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c)       At the request and direction of the Trust or Adviser, ALPS enters into Authorized Participant Agreements in connection with the sale of Creation Units. To the extent that ALPS is requested or required by the Trust or Adviser to enter into Authorized Participant Agreements on behalf of the Trust, ALPS and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“ALPS Associates”) shall not be liable to the Trust for any action or inaction of any ALPS Associate except to the extent of direct Losses2 finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’ duties, obligations, representations, warranties or indemnities under an Authorized Participant Agreement. Under no circumstances shall ALPS Associates be liable for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Trust shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to an Authorized Participant Agreement (“Claims”). Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Trust on a quarterly basis prior to the final disposition of such matter upon receipt by the Trust of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by the Trust of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

2 Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(d)       ALPS agrees to use all reasonable efforts, consistent with its other business, to facilitate orders of Creation Units through Authorized Participants in accordance with the procedures set forth in the applicable Offering Documents and the Authorized Participant Agreements.

(e)       ALPS shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Trust and related promotional activities, in the forms as approved by the Board of Trustees of the Trust. The Trust shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Trust (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS. Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the Trust with FINRA.

(f)        To the extent applicable, ALPS agrees to administer the Trust’s distribution plan on behalf of the Trust. ALPS shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Trust’s Rule 12b-1 Plan and shall, pursuant to the 1940 Act, report such payment activity under the Distribution Plan to the Trust at least quarterly.

(g)       All activities by ALPS and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the Offering Documents, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchange.

(h)       If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and ALPS’ authority to process orders for Creation Units on behalf of the Trust, upon due notice to ALPS, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(i)       ALPS is not authorized by the Trust to give any information or to make any representations other than those contained in the Offering Documents or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for ALPS’ use.

(j)       At the request of the Trust, ALPS shall enter into agreements, in the form specified by the Trust, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the Offering Documents.

(k)       ALPS agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(l)       ALPS will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by ALPS prior to use.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.